        Exhibit 99.2

Skillz to Acquire Aarki to Form First Integrated Esports Advertising Platform

•Aarki’s Advanced Machine Learning Algorithms to be Augmented by Skillz’s Deep First Party Data

•Aarki’s Reach of More Than 465 Million Monthly Users Will Extend Skillz’s Player Acquisition Capabilities

•Acquisition Agreement Expected to Close in Third Quarter 2021

SAN FRANCISCO – June 2, 2021 – Skillz (NYSE: SKLZ, www.skillz.com), the leading mobile games platform bringing fair and fun competition to players worldwide, today announced it has entered into an agreement to acquire Aarki (www.aarki.com), a leading technology-driven marketing platform. The highly complementary acquisition will broaden Skillz’s footprint across the rapidly expanding mobile gaming industry by combining its competitive platform with Aarki’s advanced advertising capabilities.

Aarki is a growing demand-side platform (DSP) with global scale and a proven track record in the mobile gaming market. Aarki engages in more than five trillion monthly advertising auctions. The company leverages its robust creative services, rich data engines, and proprietary machine learning algorithms to deliver industry-leading ROI for performance advertisers.

“Aarki’s proven machine learning will pair with Skillz’s robust first-party data to create an unrivaled value proposition for game developers,” said Skillz CEO Andrew Paradise. “The integrated ecosystem will unlock new points of connectivity between consumers, developers, and brands, pairing the right impression with the right user at the right time, all while delivering a superior user experience.”

“Joining Skillz will offer tremendous advantages to both the Aarki team and our customer community,” said Aarki CEO Levon Budagyan. “Harnessing the combined power of our data science platforms will further increase our industry-leading performance marketing.”

Aarki is headquartered in Sunnyvale, CA and its approximately 160 employees will join the Skillz workforce, with Budagyan continuing to lead the business as a division of Skillz.

Skillz will acquire 100% of Aarki for approximately $150 million in cash and stock. The transaction is subject to customary closing conditions and is expected to close in the third quarter of 2021.

LionTree Advisors served as financial advisor and Latham & Watkins LLP served as legal advisor to Skillz in the transaction.

Investor Conference Call and Webcast
The Company will host a conference call and audio webcast at 8:30 am Eastern Time, June 2, 2021 to discuss the transaction. The conference call can be accessed by registering online at http://www.directeventreg.com/registration/event/7984157, at which time registrants will receive dial-in information as well as a passcode and registrant ID. At the time of the call, participants will dial in using the numbers in the confirmation email and enter their passcode and ID, upon which they will enter the conference call. An audio replay of the conference call will be available from 11:30 am Eastern Time on June 2, 2021 through June 9, 2021 and can be accessed by dialing (800) 585-8367 (domestic) or (416) 621-4642 (international).

The conference call can also be accessed online by registering at https://event.on24.com/wcc/r/3213277/255F2790DDB219C2A68E611351D09F73. An archived replay of the webcast will be available on the Skillz investor relations website (https://investors.skillz.com/events-and-presentations/events/default.aspx) following the conclusion of the call.

About Skillz Inc.
Skillz is the leading mobile games platform that connects players in fair, fun, and meaningful competition. The Skillz platform helps developers build multi-million dollar franchises by enabling social competition in their games. Leveraging its patented technology, Skillz hosts billions of casual esports tournaments for millions of mobile players worldwide, and distributes millions in prizes each month. Skillz has earned recognition as one of Fast Company’s Most Innovative Companies, CNBC’s Disruptor 50, Forbes’ Next Billion-Dollar Startups, and the #1 fastest-growing company in America on the Inc. 5000. www.skillz.com

About Aarki
Aarki helps brands grow and re-engage their mobile users, using machine learning (AI), big data, and engaging creative. We strive to deliver performance at scale across different marketing objectives to meet the target return on investment. Our data offers deep insights into user intent and usage habits. To drive performance, we activate our data assets through proprietary machine learning algorithms and engage users in real time with personalized creative. Aarki raised one institutional round of capital led by Walden Venture Capital. www.aarki.com

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from its expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements.

These forward-looking statements involve significant risks and uncertainties that could cause the Company’s actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside of the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to, the ability of Skillz to: close the proposed acquisition of Aarki within the expected timeframe or at all; achieve the intended benefits of acquiring Aarki; acquire any regulatory approvals that may be required for the transaction; manage the impact of the transaction on the Company’s business, including any synergies from the transaction; effectively compete in the global entertainment, gaming, and mobile advertising industries; attract and retain successful relationships with the third party developers that develop and update all of the games hosted on Skillz’s platform; comply with laws and regulations applicable to its business; and as well as other risks and uncertainties indicated from time to time in the Company’s SEC filings, including those under “Risk Factors” therein, which are available on the SEC’s website at www.sec.gov. Additional information will be made available in other filings that the Company makes from time to time with the SEC. In addition, any forward-looking statements contained in this press release are based on assumptions that the Company believes to be reasonable as of this date. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.
Media Contact:
pr@skillz.com
Source: Skillz Inc.